Exhibit 4.1
FIRST SUPPLEMENTAL INDENTURE
     This First Supplemental Indenture (“Supplemental Indenture”) is made as of the 6th day of September 2006 between Laserscope, a California corporation and an indirect subsidiary of American Medical Systems Holdings, Inc. (“Laserscope”), and U.S. Bank National Association, as trustee (the “Trustee”).
     WHEREAS, American Medical Systems Holdings, Inc., as Issuer (“Holdings”) the Trustee, and certain Notes Guarantors, as Guarantors, are parties to that certain Indenture, dated as of June 27, 2006 (the “Indenture”), pursuant to which Holdings issued $373,750,000 of its 3.25% Convertible Senior Subordinated Notes due 2036 (the “Notes”);
     WHEREAS, Section 12.06(d) of the Indenture provides that, upon closing of the Laserscope Acquisition, Laserscope will promptly execute and deliver a supplemental indenture providing for the grant of a Notes Guarantee in favor of Trustee on behalf of the Holders of the Notes, such Notes Guarantee to be unsecured and subordinated pursuant to the terms of the Indenture;
     WHEREAS, the Laserscope Acquisition closed effective as of July 25, 2006; and
     WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture valid and binding have been complied with or have been done or performed.
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, Laserscope and the Trustee agree as follows for the equal and ratable benefit of the Holders of the Notes:
ARTICLE 1
Definitions
     Section 1.01. General. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.
ARTICLE 2
Amendments
     Section 2.01. Amendments. The Indenture is hereby amended in the following respects:
          (a) The definition of “Notes Guarantors” is hereby amended to include a reference to Laserscope, a California corporation, as one of such Notes Guarantors.
          (b) Except as expressly provided otherwise herein, the rights and obligations of the Notes Guarantors as set forth in the Indenture shall apply to Laserscope as if originally named a Notes Guarantor therein.

ARTICLE 3
Agreements of Parties
     Section 3.01 No Holder Consent Required. The parties hereto acknowledge and agree that this Supplemental Indenture, entered into and delivered for the purpose of adding Laserscope as a Notes Guarantor, constitutes an event described in Section 10.01(a)(6) of the Indenture and, consequently, does not require the consent of the Holders to be a valid and binding amendment to the Indenture.
     Section 3.02 Delivery of Notes Guarantee. Laserscope hereby undertakes and agrees to deliver to the Trustee a Notes Guarantee, dated as of the date hereof, substantially in the form of Exhibit B to the Indenture and otherwise reasonably satisfactory to the Trustee.
     Section 3.03 Opinion of Counsel. Concurrently with delivery of this Supplemental Indenture and the Notes Guarantee, Laserscope shall deliver to the Trustee an opinion of counsel, in form reasonably satisfactory to the Trustee, to the effect that this Supplemental Indenture and the Notes Guarantee have been duly authorized, executed and delivered by Laserscope and constitute the legal, valid, binding and enforceable obligations of Laserscope, subject to customary exceptions.
ARTICLE 4
Miscellaneous Provisions
     Section 4.01 Effectiveness; Construction. This Supplemental Indenture shall become effective upon its execution and delivery by Laserscope and the Trustee and, upon such effectiveness, the Indenture shall be supplemented in accordance herewith. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby. The Indenture and this Supplemental Indenture shall henceforth be read and construed together.
     Section 4.02 Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.
     Section 4.03 Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act of 1939, as amended (the “Act”), that is required under the Act to be part of and govern any provision of this Supplemental Indenture, the provisions of the Act shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the Act that may be so modified or excluded, the Act shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.
     Section 4.04 Trustee Matters. The Trustee accepts the Indenture, as supplemented hereby, and agrees to perform the same upon the terms and conditions set forth therein, as supplemented hereby. The Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided. The recitals contained in this Supplemental

Indenture shall be taken as the statements of Laserscope and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.
     Section 4.05 No Third-Party Beneficiaries. Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties to the Indenture, as supplemented hereby, and their successors, and to the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, as supplemented hereby.
     Section 4.06 Severability. In case any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be impaired thereby.
     Section 4.07 Headings. The Article and Section headings of this Supplemental Indenture have been inserted for convenience of reference only and are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.
     Section 4.08 Successors. All agreements of Laserscope and the Trustee in this Supplemental Indenture shall bind their respective successors.
     Section 4.09 Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.
     Section 4.10 Counterpart Signatures. This Supplemental Indenture may be signed by the parties hereto in multiple counterparts. Each signed counterpart shall be deemed an original, but all of them together shall represent the same agreement.
[Signatures follow.]

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

LASERSCOPE
By:	/s/ Martin J. Emerson
	Name:	Martin J. Emerson
	Title:	President and Chief Executive Officer

U.S. BANK NATIONAL ASSOCIATION
By:	/s/ Raymond S. Haverstock
	Name:	Raymond S. Haverstock
	Title:	Vice President

[Signature page to First Supplemental Indenture]

4